Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES RESCHEDULES ANNUAL SHAREHOLDERS MEETING FOR JUNE 7TH

Littleton, CO – April 19, 2011 – ADA-ES, Inc. (NASDAQ:ADES) (“ADA” or the “Company”) today announced that it has rescheduled its annual meeting of shareholders for 9:00 a.m. (local time) on Tuesday, June 7, 2011 at the Pinehurst Country Club, located at 6255 W. Quincy Avenue, Denver, Colorado. Shareholders of record on March 29, 2011 will be entitled to vote on:

•	The ratification of the Audit Committee’s selection of Ehrhardt Keefe Steiner & Hottman PC as ADA’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

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The reelection of nine directors: Robert N. Caruso, Michael D. Durham, John W. Eaves, Derek C. Johnson, Ronald B. Johnson, W. Phillip Marcum, Mark H. McKinnies, Jeffrey C. Smith and Richard J. Swanson.

No other specific matters will be put before a vote at this annual meeting of shareholders. Specifically, the reorganization proposals described in the Company’s news release and draft preliminary proxy statement/prospectus dated March 14, 2011 have been withdrawn, including a related plan of merger, reincorporation of the new public entity in the state of Delaware and name change of the public entity.

About ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection systems, mercury measurement instrumentation, and related services.

•	We also have a minority interest in ADA Carbon Solutions (“ADA-CS”), which has commenced operations at its AC production facility.

•	Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury.

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Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented refined coal technology, CyClean, to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

ADA-ES News Release April 19, 2011	- 2 -

Contacts:
ADA-ES, Inc.	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303) 734-1727	Melissa Dixon/
www.adaes.com	(212) 836-9613
MDixon@equityny.com
Linda Latman
(212) 836-9609
LLatman@equityny.com